Exhibit 10.10

VALERO GP, LLC

EXCESS PENSION PLAN

Effective July 1, 2006

VALERO GP, LLC.

EXCESS PENSION PLAN

i

VALERO GP, LLC

EXCESS PENSION PLAN

The Valero GP, LLC Excess Pension Plan (hereinafter referred to as the “Excess Pension Plan” or the “Plan”) is hereby established effective July 1, 2006 (“Effective Date”) for the purpose of providing benefits to those employees of Valero GP, LLC and its subsidiaries (hereinafter collectively referred to as the “Company”) whose pension benefits under the Valero GP, LLC Pension Plan (the “Pension Plan”) and the Valero Energy Corporation Pension Plan (“Prior Pension Plan”) are subject to limitations under the Internal Revenue Code of 1986, as amended (the “Code”), or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of the Pension Plan and the Prior Pension Plan.

The Excess Pension Plan is an “excess benefit plan” as defined under §3(36) of The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for those benefits provided in excess of Section 415 of the Code. Benefits provided as a result of other statutory limitations are limited to a select group of management or other highly compensated employees. The Excess Pension Plan is not intended to constitute either a qualified plan under the provisions of Section 401 of the Code or a funded plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Plan is being established in connection with a spin-off from the Valero Energy Corporation Excess Pension Plan (“Predecessor Excess Pension Plan”) of the benefits accrued under the Predecessor Excess Pension Plan as of the Effective Date with respect to eligible Employees of the Company. In this connection, it is the intent of the Company that this Plan not

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constitute a new nonqualified deferred compensation plan, but rather merely the assumption and continuation of the Predecessor Excess Pension Plan, effective as of July 1, 2006, with respect to eligible Employees of the Company who have accrued a benefit under the Predecessor Excess Pension Plan. The original effective date of the Predecessor Excess Pension Plan was January 1, 1995.

The Company has established the Pension Plan, effective as of July 1, 2006, to provide defined benefit pension benefits to eligible Employees of the Company, with respect to future service. Effective as of July 1, 2006, eligible Employees of the Company will cease accruing additional benefits under the Prior Pension Plan and the Predecessor Excess Pension Plan. It is the intent of the Company that this Plan shall assume the liabilities of the Predecessor Excess Pension Plan as of July 1, 2006, with respect to eligible Employees of the Company, and shall provide a single, nonqualified excess defined benefit to eligible Employees for their pre-July 1, 2006 benefit accruals under the Predecessor Excess Pension Plan and their post-July 1, 2006 benefit accruals under this Plan.

It is the intent of the Company and Valero Energy Corporation (“VEC”) that this Plan be maintained by the Company for the benefit of eligible employees of the Company and that, from and after the date hereof, this spin-off plan and the Company shall be solely liable for all benefits due such eligible Employees under this Plan and the Predecessor Excess Pension Plan.

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VALERO GP, LLC

EXCESS PENSION PLAN

All defined terms used in the Pension Plan and the Prior Pension Plan, as the case may be, shall have the same meanings for purposes of this Plan except as otherwise provided below.

SECTION 1. DEFINITIONS.

1.1	“Basic Plan Benefit” shall mean the sum of the monthly benefits payable from the Pension Plan and the Prior Pension Plan which:

1.1.1	In the case of an unmarried Participant, is based upon the lifetime annuities payable to such Participant pursuant to the relevant provisions of the Pension Plan and of the Prior Pension Plan; or,

1.1.2	In the case of a married Participant, is based upon the joint and survivor pensions of Equivalent Actuarial Value to the pensions otherwise payable to such Participant for life pursuant to the relevant provisions of the Pension Plan and of the Prior Pension Plan after reduction to reflect the number of months (if any) during which a pre-retirement spouse’s benefit election has been in effect.

1.2	“Change in Control” shall mean the occurrence of one or more of the following events:

1.2.1	Any one person or more than one person acting as a group (a “Group”) shall acquire (whether in one or more transactions) ownership of interests in the Company that, together with interests held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of all interests, of the Company; or

1.2.2	any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) ownership interests in the Company representing 35% or more of the total voting power of all such interests in the Company; or

1.2.3	a majority of the members of the governing body of the Company (or, for purposes of this subparagraph 1.2.3, the relevant entity under the provisions of Prop. Treas. Reg. §1.409A-3(g)(5)(vi)(A)) is replaced during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the governing body of the Company prior to the date of appointment or election; or

1.2.4	any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

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1.2.5	A Change in Control shall also be deemed to occur if a Change in Control, as defined in sections 1.2.1, 1.2.2, 1.2.3 or 1.2.4 above, shall occur with respect to:

1.2.5.1	the entity for which a Participant is providing services at the time of such Change in Control; or

1.2.5.2	the entity liable for paying the benefits under this Plan (or all such entities if more than one entity shall be so liable); or

1.2.5.3	an entity that is the majority holder of interests in any entity identified in the preceding sections 1.2.5.1 or 1.2.5.2, or any entity in a chain of entities in which such entity is a majority holder of interests in another entity in the chain, ending in an entity identified in sections 1.2.5.1 or 1.2.5.2 above.

1.2.6	Special Rules.

1.2.6.1	For purposes of calculating ownership in determining whether a Change in Control has occurred, the attribution rules of Code Section 318(a) shall apply with respect to stock of a corporation, and shall be applied by analogy with respect to other types of business entities.

1.2.6.2	If, at the time of a transaction, any one person or Group is considered to own more than 50 percent of the total fair market value or total voting power of interests in the Company (or other entity), or is considered to own 35 percent or more of the total voting power of interests in the Company (or other entity), then the acquisition of additional interests in the Company or other entity shall not be treated as a Change in Control under section 1.2.1 or 1.2.2 above, as applicable.

1.2.6.3	For purposes of applying the provisions of section 1.2.4 above, a transfer of assets is not treated as a change in the ownership of such assets if the assets are transferred to:

(a)	any person or Group who holds an interest in the Company, in exchange for such interest;

(b)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(c)	a person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of the Company; or

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(d)	an entity, at least 50% of the total value or voting powers of which is owned, directly or indirectly, by a person or Group described in (c) above.

In applying the provisions of this section 1.2.6.3, a person’s status is determined immediately after the transfer of assets.

1.3	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4	“Committee” shall mean the Benefit Plans Administrative Committee, which shall administer the Excess Pension Plan.

1.5	“Company” shall include the Employer and any Affiliated Employer as such terms are respectively defined in the Pension Plan.

1.6	“Considered Compensation” shall mean “Considered Compensation” as such term is defined in the Pension Plan, but determined without regard to the Compensation Limit.

1.7	“Company” shall mean Valero GP, LLC or any successor by merger, purchase or otherwise.

1.8	“Compensation Limit” shall mean the maximum annual compensation allowed to be taken into account by the Pension Plan for any Plan Year pursuant to the provisions of §401(a)(17) of the Code or any successor provision thereto.

1.9	“Credited Service” shall mean the sum of the Credited Service earned by a Participant under the Pension Plan and the Prior Pension Plan.

1.10	“Employee” shall mean any person who is currently employed by the Company.

1.11	“Equivalent Actuarial Value” shall mean equivalent value when computed on the basis of the mortality tables and interest rate last approved by the Committee appointed under the terms of the Pension Plan, as set forth herein and as amended from time to time.

1.12	“Excess Pension Plan” or “Plan” shall mean the Valero GP, LLC Excess Pension Plan, as set forth herein or as amended from time to time.

1.13	“Final Average Monthly Earnings” shall mean “Final Average Salary” as such term is defined in the Pension Plan and the Prior Pension Plan, respectively, but determined without regard to the Compensation Limit and including any amounts that would otherwise be excluded from such calculation because of being contributed to a Plan of Deferred Compensation.

1.14	“Normal Retirement Date” shall mean Normal Retirement Date, as such term is defined in the Pension Plan and the Prior Pension Plan, respectively.

1.15	“Participant” means an Employee who is a participant in the Excess Pension Plan.

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1.16	“Pension Plan” shall mean the Valero GP, LLC Pension Plan (as amended).

1.17	“Plan of Deferred Compensation” shall mean any non-qualified deferred compensation plan or arrangement, any Code section 125 cafeteria plan, or any Code section 401(k) cash or deferral arrangement maintained by the Company.

1.18	“Prior Pension Plan” shall mean the Valero Energy Corporation Pension Plan (as amended).

1.19	“SERP” shall mean the Valero GP, LLC Supplemental Executive Retirement Plan (as amended).

1.20	“Separation from Service” shall mean a separation from service as defined in Code section 409A and the regulations and rulings issued thereunder.

1.21	“Surviving Spouse” shall mean the spouse of a Participant who is eligible to receive a surviving spouse benefit under the Pension Plan or the Prior Pension Plan, as the case may be.

1.22	“Trust” shall mean the trust, if any, established by the Company to fund its obligations hereunder.

SECTION 2. participation - §415(b) benefit plan COMPONENT.

2.1	Conditions of Eligibility.

2.1.1	Every Employee shall become eligible to participate in the §415(b) benefit plan component of the Plan on the later of becoming eligible to participate in the Pension Plan or the effective date of the Plan.

2.1.2	Notwithstanding paragraph 2.1.1 above or section 2.1.3 below, any Employee who is covered under a collective bargaining agreement and whose benefits are the subject of good faith bargaining shall not be eligible to participate in the §415(b) benefit plan component of the Plan.

2.1.3	Additionally, any Employee who is a participant in the SERP or any other plan designed to provide a similar benefit with respect to Code section 415(b), shall not be eligible to participate in the §415(b) benefit plan component of the Excess Pension Plan.

2.2	Participation.

Each Employee actively participating in the Pension Plan whose aggregate benefit under the Pension Plan and the Prior Pension Plan would exceed the limitations of Code section 415(b) shall automatically become a Participant in the §415(b) benefit plan component of the Plan.

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2.3	Forfeiture.

Notwithstanding anything herein to the contrary, if a Participant who is receiving, or may be entitled to receive, a benefit hereunder is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company, payments thereafter payable hereunder to such Participant or such Participant’s Surviving Spouse will, at the discretion of the Committee, be forfeited and the Company will have no further obligation hereunder to such Participant or to such Participant’s Surviving Spouse.

SECTION 3. PARTICIPATION - §401(a)(17) BENEFIT PLAN COMPONENT.

3.1	Conditions of Eligibility.

3.1.1	Every Employee whose Considered Compensation exceeds the Compensation Limit shall become eligible to participate in the §401(a)(17) benefit plan component of the Plan on the later of becoming eligible to participate in the Pension Plan or the effective date of the Plan.

3.1.2	Notwithstanding Section 3.1.1 above or Section 3.1.3 below, any Employee who is covered under a collective bargaining agreement and whose benefits are the subject of good faith bargaining shall not be eligible to participate in the §401(a)(17) benefit plan component of the Plan.

3.1.3	Additionally, any Employee who is a Participant in the SERP or any other plan designed to provide a similar benefit with respect to earnings in excess of the Compensation Limit, shall not be eligible to participate in the §401(a)(17) benefit plan component of the Plan.

3.2	Participation.

The Committee will review the Considered Compensation of each Employee actively participating in the Pension Plan to determine on an individual basis which Employees shall participate in the §401(a)(17) benefit plan component of the Plan.

3.3	Forfeiture.

Notwithstanding anything herein to the contrary, if a Participant who is receiving, or may be entitled to receive, a benefit hereunder is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company, payments thereafter payable hereunder to such Participant or such Participant’s Surviving Spouse will, at the discretion of the Committee, be forfeited and the Company will have no further obligation hereunder to such Participant or to such Participant’s Surviving Spouse.

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SECTION 4. AMOUNT AND FORM OF BENEFIT.

4.1	Vesting.

Except as otherwise provided herein, a Participant’s Excess Pension Plan benefit shall vest pursuant to the following vesting schedule:

Participant’s Years of Credited Service	Vested Percentage
Less than 5	0%
5 or more	100%

4.2	Benefit Offset.

The monthly pension payable under the Excess Pension Plan, as determined in this Section 4, shall be reduced by the equivalent amount the Pension Plan benefit and/or Prior Pension Plan benefit are increased as the result of increases in the amount of maximum benefits payable from qualified plans in accordance with Code section 415.

4.3	Benefit Formula.

Subject to the provisions of Sections 4.4 and 4.5, the monthly pension payable under the Excess Pension Plan shall be Amount 1 less Amount 2 as identified below. Calculation of Amount 1 for an unmarried Participant shall be based on a lifetime annuity. Calculation of Amount 1 for a married Participant shall be a fifty percent (50%) joint and survivor pension of Equivalent Actuarial Value to the pension otherwise payable for life hereunder.

Amount 1 and Amount 2 are as follows:

Amount 1 — for such Participant is equal to 1.6 percent of the Participant’s Final Average Monthly Earnings multiplied by his number of years of Credited Service.

Amount 2 — for such Participant is equal to the sum of his monthly Pension Plan benefit and monthly Prior Pension Plan benefit that would be payable at such time as benefit payments commence under this Plan.

The Excess Pension Plan benefits payable hereunder shall be determined as if the Participant commenced payment of the Participant’s Pension Plan benefit and Prior Pension Plan benefit at the same time as benefits commence hereunder and shall not be recalculated or re-determined at such time as the Participant actually commences payment of his Pension Plan benefit and/or Prior Pension Plan benefit.

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4.4	Early Retirement.

If a Participant’s Plan benefit commences prior to his Normal Retirement Date, the monthly Plan benefit payable to such Participant shall be determined by multiplying the monthly Plan benefit otherwise payable to him by the applicable early retirement reduction factor contained in the schedule of such factors set forth in Section 4.3 of the Pension Plan.

4.5	Modifications.

The Committee shall have the right to modify the calculation of Amount 1, identified in Section 4.3, as to any Participant as it may desire from time to time; provided, however, that any such modification shall not result in a reduction of Amount 1 below the basic level provided in Section 4.3.

SECTION 5. PROVISIONS REGARDING PAYMENT OF BENEFITS.

5.1	Optional Forms of Pension.

At the time a Participant’s Excess Pension Plan benefit commences, the Participant shall elect any annuity form of payment available to the Participant under the Pension Plan, which is an actuarial equivalent lifetime form. The Participant shall not be permitted to elect to have his Excess Pension Plan benefits paid in a lump sum, nor in any manner that is coordinated with his Social Security benefits, nor in the form of an annuity payment which is not an actuarial equivalent lifetime form of payment. Notwithstanding the foregoing, if the present lump sum value, calculated on the basis of an immediately payable lump sum of Equivalent Actuarial Value to a Participant’s Excess Pension Plan benefit, is not greater than $50,000, then such Participant’s Excess Pension Plan benefit shall be paid in a single lump sum.

5.2	Information to be Furnished Participants with Respect to Form of Payment.

The Plan Administrator shall furnish each Participant, on or about 180 days prior to the date on which he has both attained age 55 and completed five years of Credited Service, or the date he attains age 65, if earlier, a written explanation of:

5.2.1	the terms and conditions of payment provided under the form of payment as described in the Excess Pension Plan, and the optional forms of payment which may be elected in lieu thereof,

5.2.2	the terms and conditions of payment provided under the automatic pension as described in the Pension Plan; and,

5.2.3	the relative financial effect on a Participant’s total pension of an election not to take the standard and automatic pensions.

5.2.4	the Plan Administrator shall also furnish each married Participant at least 120 days prior to his Normal Retirement Date or as soon as practicable after the

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Participant makes application for the earlier commencement of his pension under the Plan a written statement of:

5.2.4.1	the amount of pension which would be payable on his behalf under the standard and automatic joint and survivor pensions as described in the Excess Pension Plan and the Pension Plan; and,

5.2.4.2	the amount of pension otherwise payable under the available optional forms of benefit.

5.3	Commencement.

Benefits for each Participant under this Plan shall commence as of the Separation from Service of such Participant.

5.4	Delay of Certain Payments.

With respect to any Participant who is a “Specified Employee”, as defined in Code section 409A and the regulations and rulings issued hereunder, any benefit that becomes payable by reason of such Participant’s Separation from Service under Section 5.3.3 shall not commence prior to the date that is six (6) months following such Participant’s Separation from Service. Upon commencement of any benefit delayed by application of this Section 5.4, the monthly benefit payable to the Participant shall be determined as of the Participant’s Separation from Service, and the first payment shall include all payments that would have otherwise becomes payable during the period of such delay. The provisions of this Section 5.4 shall not apply (a) with respect to any benefit that becomes payable due to the death of the Participant, or (b) if, at the time of such Participant’s Separation from Service, no equity of the Company is publicly traded on an established securities market or otherwise.

SECTION 6. CHANGE IN CONTROL.

6.1	Full Vesting Upon Change in Control.

Upon a Change in Control, the benefits of all Participants hereunder shall immediately become fully vested and shall become distributable at the time and in accordance with the provisions of Section 5 hereof.

SECTION 7. ADMINISTRATION.

7.1	Committee.

The Committee shall administer the Excess Pension Plan. The Excess Pension Plan shall generally be administered by the Committee pursuant to the same authority, powers and duties of the committee which administers the Pension Plan. The Committee shall interpret the Excess Pension Plan and shall determine all questions arising in the administration, interpretation and application of the Excess Pension Plan. Any such determination by the Committee shall be conclusive and binding on all persons. The

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Committee shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant under the Plan and the commencement and termination dates of such benefit payment.

7.2	Claims.

A Participant, Beneficiary and any other person who believes he is entitled to any benefit or right provided under the Plan shall have the right to file a written claim with the Committee in the same manner and governed by the same provisions as provided in Section 8 of the Pension Plan.

SECTION 8. MISCELLANEOUS.

8.1	Amendment and Termination.

The Employer reserves the right, in its sole discretion, to terminate, suspend or amend the Excess Pension Plan, at any time or from time to time, in whole or in part for whatever reasons it may deem appropriate. However, no such termination, suspension or amendment of the Excess Pension Plan shall result in the acceleration of the commencement of any benefit hereunder, nor shall any such termination, suspension or amendment alter, impair or void any Participant’s (or Beneficiary’s) right with respect to a benefit accrued under the Plan as of the date of such termination, suspension or amendment except such benefits as are voluntarily forfeited by a Participant. In the event of termination of the Excess Pension Plan, all Excess Pension Benefits shall become fully vested and non-forfeitable.

8.2	No Employment Rights.

Nothing contained in the Excess Pension Plan shall be construed as a contract of employment between the Employer and an Employee, or as a right of any Employee to be continued in the employment of the Employer or as a limitation of the right of the Employer to discharge any Employee, with or without cause.

8.3	Assignment.

To the maximum extent permitted by law, no benefit under the Plan shall be assignable or in any manner subject to alienation, sale, transfer, hypothecation, claims or creditors, pledge, attachment or encumbrances of any kind. Provided however, this provision shall not effect the right of the Committee, upon the determination that a judgment, decree or order relating to child support, alimony payments or marital property rights of the spouse, former spouse, child or other dependent of the Participant is a “Qualified Domestic Relations Order” within the meaning of Code §414(p), to distribute or establish a separate subaccount of all or any portion of a Participant’s benefits under the Plan to or for the benefit of the beneficiary of the Qualified Domestic Relations Order in a manner permitted under the Plan.

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8.4	Withholding Taxes.

The Employer shall have the right to deduct from all payments made under the Plan any federal, state or local taxes required by law to be withheld with respect to such payments.

8.5	Rules and Regulations.

The Committee may adopt rules and regulations to assist in the administration of the Plan. The Plan as amended and restated is intended to satisfy the requirements of Code section 409A and the rules and regulations issued thereunder, and shall be construed and interpreted consistent with such intent.

8.6	Law Applicable.

The Plan is established under and will be construed in accordance with and governed by the laws of the State of Texas.

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IN WITNESS WHEREOF, the Company has executed this Plan on this 1st day of August, 2006, to be effective as of the 1st day of July 2006.

VALERO GP, LLC

By	/s/ Steven A. Blank
Steven A. Blank, Chairman
Benefit Plans Administrative Committee

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